Registrant Name:  Vanguard California Tax-Free Funds
CIK:   0000783401
File Number:  811-4474
Series 1 & 3

The Vanguard California Insured Long-Term Tax-Exempt Fund (Series 1) and Vanguard California Insured Intermediate-Term Tax-Exempt Fund (Series 3) issued a new class of shares called Admiral Class. The Admiral Class shares were first issued on November 12, 2001.